Exhibit 99.2

SkinTE® Met Primary and Secondary Endpoints in Final Analysis from Diabetic Foot Ulcer Trial

Data Included in Investigational New Drug Application Submitted on July 23, 2021

Company Announces Completion of Study Evaluating SkinTE for the treatment of Venous Leg Ulcers

SALT LAKE CITY, July 28, 2021 – PolarityTE, Inc. (Nasdaq: PTE) today announced final data from a multi-center randomized controlled trial evaluating treatment of Diabetic Foot Ulcers (DFU) with its investigational product SkinTE® plus standard of care (SOC) vs SOC alone (NCT03881254). The trial met the primary endpoint of wound closure at 12 weeks and secondary endpoint of Percent Area Reduction (PAR) assessed at 4, 6, 8, 10, and 12 weeks. 100 participants were evaluated across 13 sites with 50 participants receiving SkinTE plus SOC and 50 receiving SOC alone. PolarityTE is pleased to announce today the final analysis of the full data set, which includes:

●	Primary Endpoint: 70% (35/50) of participants receiving SkinTE plus SOC had wound closure at 12 weeks versus 34% (17/50) of participants receiving SOC alone (p=0.00032)
●	Secondary Endpoint: Percent Area Reduction (PAR) assessed at 4, 6, 8, 10, and 12 weeks was significantly greater for the SkinTE plus SOC treatment group vs SOC alone (p=0.009)
●	90% (45/50) of SkinTE plus SOC treated participants received a single application of SkinTE
●	Treatment with SkinTE plus SOC increased the odds of wound closure by 5.37 times versus SOC (p=0.001)

Mean (SD) values for PAR at weeks 4, 6, 8, 10, and 12 by treatment group

Week	SkinTE	SOC
4	74.0 (27.63)	22.0 (149.92)
6	82.9 (26.35)	21.2 (160.60)
8	80.7 (35.16)	26.8 (147.42)
10	79.7 (54.07)	45.6 (114.18)
12	84.3 (39.46)	50.5 (92.24)

●	148 Adverse Events (AEs) were allocated to 49 subjects. The SkinTE plus SOC treatment group had 66 AEs allocated to 21 subjects while the SOC treatment group had 82 AEs allocated to 28 subjects. There were 26 Serious Adverse Events (SAEs), 12 in the SkinTE plus SOC treatment group (7 subjects) and 14 in the SOC treatment group (9 subjects).

●	Wound size for the SkinTE plus SOC treatment group was 3.5 cm2 versus 3.2 cm2 for the SOC treatment group (p=0.46). A comparison by treatment group for wound-related variables showed that variables were well balanced between groups with the exception of sharp debridement count, which was marginally statistically significantly higher in the SOC group compared to the SkinTE group, due to shorter wound closure times in the SkinTE group.

While this DFU study will not be considered to be a registrational trial as part of a Biologic License Application (BLA), the Company incorporated data from the trial as part of its Investigational New Drug (IND) application to the FDA, which was submitted on July 23, 2021.

Additionally, PolarityTE announced a randomized controlled trial evaluating SkinTE versus SkinTE plus SOC in Venous Leg Ulcers (VLUs) has been completed with a total of 29 enrolled participants. Topline data from the VLU trial will be announced via press release in the second half of 2021.

Nikolai Sopko, MD, PhD commented, “Every 1.2 seconds someone in the U.S. develops a diabetic foot ulcer and the full results of this study further solidify our belief that SkinTE has significant potential to positively impact the lives of patients suffering from debilitating wounds. We are incredibly grateful to all of the subjects who participated in the study, our Principal Investigator, Dr. David Armstrong, all of the investigators in the trial, and the healthcare providers and clinical trial teams. Without their willingness to see this trial through to completion, we would not be in the position we are in today with data and real-world experience that illustrates the potential of SkinTE.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. PolarityTE’s products, including SkinTE, are in the development stage, and are not approved or available for clinical use. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic, future clinical studies, and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697